Exhibit 5.1 Opinion of Carmine J. Bua, Exq.

                                June 1, 2000  3527


Board of Directors
Clip`N Pierce Fashions, Inc.
4190 Bonita Road, No. 105
Bonita, CA 91902

Re:     My Legal Opinion Pursuant to SEC Form SB-2 Registration Statement -
Clip`N Pierce Fashions, Inc.

Dear Lady and Gentleman:

You have requested our opinion as counsel for Clip`N Pierce Fashions, Inc., a Delaware corporation (the "Company") and certain of its shareholders (the "Selling Shareholders") in connection with a Registration Statement on Form SB-2 and the Prospectus included therein (collectively the "Registration Statement") to be filed with the Securities and Exchange Commission.

1. The Registration Statement: The Registration Statement relates to the distribution of 400,000 shares of the Company's common stock (the "Shares") owned by TAAK, Inc. to its 200 shareholders of record as of the close of business on May 1, 2000 (the "Distribution").

2. Basis for Opinion: The documentary basis and other basis for this opinion is our review and analysis of the below listed items:

             1.  The Company's Articles of Incorporation, Certificate
                  of Amendment, By-Laws, Minutes of Board of Directors Meeting, Minutes of Shareholder Meetings and
                  Shareholder Lists (collectively the "Company Records").

             2.  The Registration Statement.

             3.  The eligibility requirements for the use of Form SB-2
                  set forth in General Instructions A and B of Form SB-2 (the "Eligibility Requirements").

4. That we have assumed that the documents and signatures examined by us are genuine and authentic and that the persons executing such documents have the legal capacity to execute any such documents.

3. Legal Opinion: Based upon our review of the Company Records, the Registration Statement and the Eligibility Requirements, we are of the opinion that:

             1. Organization and Qualification: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, and to own, lease and operate its properties, as more specifically described in the Registration Statement.

             2.  Compliance With Eligibility Requirements of Form SB-2:  After
                  reasonable investigation, we have no actual knowledge that the Eligibility Requirements for use of Form SB-2 have not been satisfied with respect to the Registration Statement.

     3. Shares Duly Authorized and Validly Issued: That when the Registration Statement has become effective, that upon the Distribution of the Shares and as specifically set forth in the Registration Statement, that the Shares will be duly authorized, legally and validly issued, and fully paid and non-assessable.

4. Consent to Use of Legal Opinion: I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

                                   Very truly yours,



                                  //CARMINE J. BUA,//